                                  EXHIBIT 99.5

                           EDISON BROTHERS STORES INC.
          Executive Offices 501 North Broadway  Post Office Box 14020,
                         St. Louis, MO 63178-4020 U.S.A.

                                          For further information:
                                          David B. Cooper, Jr., CFO
                                          314/331-6531
                                          Judy Smith, Dir. Comm.
                                          314/331-7504

                         EDISON BROTHERS STORES REPORTS
                            NET LOSS IN FIRST QUARTER

         ST. LOUIS, May 25, 1995 -- Edison Brothers Stores, Inc., reported a net loss of $6.4 million, or 29 cents per share, for the fiscal first quarter ended April 29. In the year-earlier quarter, the company earned $1.9 million, or 9 cents per share.

         As previously reported, first-quarter sales declined 2.6 percent to $318.1 million from $326.7 million the year before. Same-store sales decreased
2.0 percent. "The quarter was marked by highly promotional activity, especially in our apparel businesses, which put pressure on margins," explained Alan Miller, chairman.

         "The retail environment continues to suffer from a lack of fashion excitement and cautious consumer spending on soft goods," Miller said. "Nonetheless, we are confident that our strategy of concentrating on improving our core apparel and footwear businesses will produce positive results in the future.

         "We continue to aggressively close unprofitable stores, while expanding chains with the greatest sales and profit potential," Miller pointed out. During the first quarter Edison closed 35 stores, including 12 Oaktree stores, and opened 16, ending the period with 2,742 units in operation. Costs incurred to close these underperforming stores during the first quarter were less than $1.0 million.

                                     -more-

    J.RIGGINGS * JEANS WEST * OAKTREE * ZEIDLER & ZEIDLER * WEBSTER * CODA
      REPP LTD. * BAKERS * LEEDS * THE WILD PAIR * PRECIS * SACHA LONDON
              5-7-9- SHOPS * SPIRALE * DAVE & BUSTER'S * SPACE PORT
                              TIME-OUT * EXHILARAMA

         The company also continues to develop promising new retail concepts, Miller said. For instance, the Precis footwear stores are being expanded rapidly, and are scheduled to increase from 30 to about 50 during 1995.

         During the first quarter the company initiated its previously announced plan to refinance a portion of its outstanding debt. The company amended its principal loan agreements to provide for greater operating flexibility. Total debt increased from $289.4 million at year-end 1994 to $346.8 million at the end of the first quarter. In the same period, cash increased from $27.0 million to $53.4 million. The first-quarter increase in debt, net of cash, of $31.0 million was used primarily to build seasonal inventories, to pay dividends, and for capital expenditures.

         As previously announced, the company expects to spin off its Dave & Buster's operations during the second quarter of 1995. For the first quarter of 1995, Dave & Buster's reported net income of $.9 million, and as of April 29, 1995, had total assets of $51.3 million and a net book value of $27.9 million. For fiscal years 1994 and 1993 Dave & Buster's reported net income of $2.4 million and $1.2 million, respectively. At the end of 1994 and 1993 Dave & Buster's had total assets of $49.0 million and $43.4 million, respectively, and a net book value of $27.7 million and $25.0 million, respectively. The total assets and net book value of Edison Brothers at the end of the first quarter were $934.6 million and $373.7 million, respectively.

                                     -more-

         Edison Brothers Stores, Inc., operates JW/Jeans West, Oaktree, J. Riggings, Zeidler & Zeidler/Webster, and Repp Ltd. men's apparel stores; Phoenix men's catalog; 5-7-9 Shops junior apparel stores and Spirale girls' apparel stores; Bakers, Leeds, Precis, and Wild Pair footwear stores; Dave & Buster's restaurant/entertainment complexes; and Time-Out, Space Port, and Exhilarama family entertainment centers.

                               - tables attached -





































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
                 EDISON BROTHERS STORES, INC., AND SUBSIDIARIES
                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                                            13 Weeks Ended     13 Weeks Ended
                                               April 29,          April 30,
                                                  1995               1994
                                           -----------------  -----------------
                                           (In millions, except per share data)

Net Sales                                       $  318.1           $  326.7
                                           -----------------  -----------------

Cost of goods sold, occupancy and buying
   expenses                                        218.9              212.9
Store operating and administrative
   expenses                                         87.2               88.2
Depreciation and amortization                       17.0               17.6
Interest expense, net                                5.5                4.9
                                           -----------------  -----------------
                                                   328.6              323.6
                                           -----------------  -----------------

Income (Loss) before income taxes                  (10.5)               3.1
Provision for income taxes                          (4.1)               1.2
                                           -----------------  -----------------
Net Income (Loss)                                $  (6.4)          $    1.9
                                           =================  =================

Per Common Share:

   Net Income (Loss)                             $  (.29)          $    .09
                                           =================  =================

   Cash dividends paid                           $   .31           $    .31
                                           =================  =================

Weighted average common shares
   outstanding (in thousands)                     22,028             21,987
                                           =================  =================

                                    #   #   #

